Exhibit 99.1
NRG Energy, Inc. Reports Third Quarter and Year-to-Date Results;
Provides Update to 2010 Adjusted EBITDA Guidance and Initial 2011
Guidance
Financial Highlights
▪	$777 million of adjusted EBITDA compared to $906 million for the third quarter of 2009

▪	$2,071 million of adjusted EBITDA generated in the first nine months of 2010, versus $2,129 million in 2009

▪	$4,755 million of liquidity as of September 30, 2010, including $3,466 million of available cash

▪	$1,100 million of 8.25% senior notes due 2020 issued in August

▪	$130 million of share repurchases, completing the 2010 share repurchase program of $180 million
Outlook – 2010 Updated and 2011 Initiated
▪	For 2010, adjusted EBITDA guidance narrowed to upper end of previous range at $2,500 to $2,550 million. Free cash flow before growth investments guidance revised to $1,198 to $1,248 million, representing an increase of $50 to $100 million

▪	For 2011, adjusted EBITDA guidance range of $1,900 to $2,100 million, including pending acquisitions. Free cash flow before growth investments guidance range of $950 to $1,150 million
PRINCETON, NJ; November 4, 2010—NRG Energy, Inc. (NYSE: NRG) today reported net income for the three months ended September 30, 2010 of $223 million, or $0.87 per diluted common share, compared to $278 million, or $1.02 per diluted common share, for the third quarter of 2009. Income before taxes was $312 million in the third quarter of 2010 compared to $444 million in the third quarter of 2009. The $132 million decline in income before taxes is largely driven by a decrease in wholesale results of $89 million, excluding mark-to-market activities, as increased fuel costs led to lower margins.
Net income for the first nine months of 2010 was $491 million, or $1.90 per diluted common share, compared to $908 million, or $3.29 per diluted common share, for the same period in 2009. Year-to-date income before taxes was $762 million in 2010, a decrease of $760 million from the first nine months of 2009. This decline is attributable to lower wholesale gross margins, as generation costs of sales increased by $260 million, a $181 million decrease in gains on open positions and a $128 million gain on the sale of MIBRAG which occurred in the second quarter of 2009.
Adjusted EBITDA was $2,071 million for the first nine months of 2010, $58 million lower than the same period in 2009 at $2,129 million. Reliant Energy contributed $594 million to the 2010 results, compared to $536 million for 2009, the increase largely the result of nine months of ownership in 2010 compared to five months in 2009. The wholesale business was down $116 million for the first nine months of 2010 compared to 2009, mostly due to decreased baseload margins and partially offset by a 2% increase in generation across the fleet.
“NRG continued to deliver strong quarter and year-to-date results in a challenging market environment, proving once again that our Company has the ability to deliver exceptional financial results while positioning the Company to capitalize on the opportunities rising out of the emerging clean energy economy,” commented David Crane, NRG President and Chief Executive Officer. “Our pending acquisitions of green energy retailer, Green Mountain Energy, and modern combined cycle plants not only will contribute to our platform for future growth, they also will contribute meaningful EBITDA and free cash flow in 2011.”
Regional Segment Results
Table 1: Net Income/(Loss)

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/10	9/30/09	9/30/10	9/30/09

Reliant Energy(1)	(20)	393	69	807
Texas	439	196	971	510
Northeast	23	50	73	303
South Central	8	(34)	8	(42)
West	20	16	34	32
International	7	6	36	143
Thermal	3	2	5	6
Corporate(2) (3)	(257)	(351)	(705)	(851)

Net Income	223	278	491	908

(1)	Reliant Energy acquired May 1, 2009

(2)	Includes interest expense of $156 million and $144 million for the third quarter of 2010 and 2009, respectively; and interest expense of $425 million and $341 million for the first nine months of 2010 and 2009, respectively

(3)	Includes income tax expense of $86 million and $165 million for the third quarter of 2010 and 2009, respectively; and income tax expense of $256 million and $437 million for the first nine months of 2010 and 2009, respectively
Table 2: Adjusted EBITDA

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/10	9/30/09	9/30/10	9/30/09

Reliant Energy(1)	209	306	594	536
Texas	388	404	1,004	1,068
Northeast	105	168	281	391
South Central	39	4	85	57
West	24	24	45	40
International	12	9	56	47
Thermal	9	4	20	17
Corporate	(9)	(13)	(14)	(27)

Adjusted EBITDA(2)	777	906	2,071	2,129

(1)	Reliant Energy acquired May 1, 2009

(2)	Detailed adjustments by region are shown in Appendix A
Reliant Energy: Third quarter adjusted EBITDA totaled $209 million, a decline of $97 million from the third quarter of 2009. The decrease was driven by an $89 million decline in retail gross margin as Mass margins decreased 17% due to lower margins on acquired and renewed customers consistent with competitive offers. Also contributing to lower margins was a 4% decline in Mass volumes sold, primarily due to 84,000 fewer customers.
Texas: Adjusted EBITDA for the third quarter was $388 million, a $16 million decline compared to $404 million in the third quarter of 2009. Generation increased 4% due to additional wind generation from the South Trent wind farm, which was acquired in June 2010, and the Langford wind farm, which came online in December 2009. Despite the increase in generation, energy margins declined $28 million due to higher fuel and transportation costs at our coal generation facilities.
Northeast: Third quarter adjusted EBITDA was $105 million, a decrease of $63 million from the third quarter of 2009. Energy margins in the third quarter of 2010 were unfavorable by $53 million as a 33% decline in hedged prices was partially offset by a 37% increase in generation, which was driven by a 64% increase in merchant energy prices and warmer than normal weather. Furthermore, capacity revenues decreased $11 million primarily due to the expiration of the New England RMR contracts on May 31, 2010.
South Central: Adjusted EBITDA for the third quarter was $39 million, a $35 million increase from the third quarter of 2009. Co-op and long-term contract margins increased $19 million, driven by the addition of a new contract with a regional municipality which led to a 17% increase in megawatt hours (MWh) sold and a 23% increase in the average realized energy price per MWh. The increase in MWh sold was a result of an 8% increase in demand from the legacy contracts due to favorable weather combined with a doubling of the long-term contract load. Also contributing to the improvement were third quarter 2009 unrealized losses related to forward physical power sales.
Liquidity and Capital Resources
Table 3: Corporate Liquidity

	September 30,	June 30,	December 31,
($ in millions)	2010	2010	2009

Cash and cash equivalents	3,447	2,168	2,304
Funds deposited by counterparties	457	310	177
Restricted cash	19	13	2

Total Cash and Funds Deposited	3,923	2,491	2,483
Letter of credit availability	450	480	583
Revolver availability	839	839	905

Total Liquidity	5,212	3,810	3,971
Less: Funds deposited as collateral by hedge counterparties	(457)	(310)	(177)

Total Current Liquidity	4,755	3,500	3,794

In comparison to June 30, 2010, total liquidity, excluding collateral received, at September 30, 2010 increased by $1,255 million to $4,755 million, primarily due to higher cash and cash equivalent balances of $1,279 million. The change in cash and cash equivalents during the quarter resulted from $536 million of cash flow from operations and proceeds from the $1,100 million debt issuance, partially offset by $160 million of capital expenditures and $130 million of stock repurchases. Taking into consideration the pending acquisitions of Green Mountain Energy, the Dynegy assets, and Cottonwood, NRG’s pro forma cash balance would be approximately $1.2 billion as of September 30, 2010.
Pending Acquisitions and Repowering Projects
On August 12, 2010, NRG agreed to acquire the Cottonwood Generating Station, a 1,279 megawatt (MW) natural gas-fueled plant in the Entergy zone of east Texas, from Kelson Limited Partnership for $525 million, or $410/kilowatt. The transaction is expected to close by year end, subject to customary closing conditions and regulatory approvals.

NRG signed a definitive agreement with an affiliate of The Blackstone Group L.P. on August 13, 2010 to purchase 3,884 MW of Dynegy Inc. assets in California and Maine for $1.36 billion, or $351/kilowatt. The acquisition is subject to closing conditions, including the completion of Blackstone’s separately announced acquisition of Dynegy which itself requires shareholder and regulatory approvals.
On September 16, 2010, NRG announced an agreement to acquire Green Mountain Energy Company, a leading retail provider of clean energy products and services, for $350 million in cash. The transaction, which is expected to close in November, has received regulatory approvals, and remains subject to customary closing conditions.
The El Segundo repowering project—a proposed 550 MW natural gas-fueled combined cycle facility at our existing El Segundo facility—received approvals from the California Public Utilities Commission on October 28, 2010 for a 10-year power purchase agreement with Southern California Edison. This approval becomes final and is no longer subject to appeal after 30 days. Construction of the new units is anticipated to begin in the second half of 2011, with a summer 2013 commercial operation date.
Solar Development
NRG’s solar development pipeline of over 1,000 MW includes multiple projects and investment opportunities for solar facilities utilizing various technologies that range from concentrated solar thermal to photovoltaic. Progress has been made across our entire solar development portfolio, the most noteworthy of which are as follows:
On September 23, 2010, NRG and Eurus Energy announced a joint venture to build three Avenal photovoltaic solar projects—Avenal Park, Sun City and Sand Drag— which will generate a total of 45 MW. All three Avenal projects have a 20-year power purchase agreement with PG&E and are expected to enter into commercial operations in the summer of 2011.
NRG executed a letter of intent with BrightSource Energy, Inc. on October 27, 2010 to construct, finance and operate the Ivanpah Solar Electric Generating System (Ivanpah) with NRG planning to become lead equity investor. Ivanpah will use solar thermal technology in three adjacent but separate facilities in California totaling 392 MW and is expected to be operational by mid-2013. Ivanpah has received a $1.375 billion conditional commitment from the U.S. Department of Energy for a loan guarantee, has obtained all necessary permit and approvals, and has signed multiple 20- to 25-year power purchase agreements with Southern California Edison and Pacific Gas & Electric.
2010 Share Repurchase Plan Update
The Company repurchased $130 million shares through an accelerated share repurchase agreement with the purchase of 6,249,000 shares at a volume weighted average cost of $20.80 per share. These shares, combined with $50 million repurchased in the second quarter, complete the 2010 share repurchase plan—$180 million, or 8.5 million shares, repurchased at an average cost of $21.26.

Tax-Exempt Financing for Indian River Environmental Capital Expenditures
On October 12, 2010, NRG executed a $190 million tax-exempt bond financing through its wholly owned subsidiary, Indian River Power LLC. The bonds were issued by the Delaware Economic Development Authority and will be used to finance a portion of additional emission control equipment at our Indian River facility. The bonds were issued at a rate of 5.375% with a maturity of October 1, 2045, and are supported by a NRG guarantee. The proceeds received on October 12, 2010 were $66 million, with the remaining balance received over time as construction costs are paid.
Outlook for 2010
As a result of continued strong results in the third quarter, we are revising our 2010 adjusted EBITDA guidance to a range of $2,500 to $2,550 million. Free cash flow before growth investments is expected to be $1,198 to $1,248 million, an increase of $57 to $107 million over the range of prior guidance. This increase is driven by a reduction of environmental capital expenditures, net as a result of the issuance of tax-exempt bonds to help fund the environmental controls at our Indian River facility. Growth investments for the year are expected to increase as a result of investing in solar projects and procuring long lead time equipment for the El Segundo repowering project.
Table 4: 2010 Reconciliation of Adjusted EBITDA Guidance

($ in millions)	November 4, 2010	August 2, 2010

Adjusted EBITDA guidance	2,500-2,550	2,450-2,550
Interest payments	(648)	(647)
Income tax	(25)	(75)
Collateral/working capital/other changes	(297)	(187)

Cash flow from operations	1,530-1,580	1,541-1,641
Maintenance capital expenditures	(228)	(246)
Environmental capital expenditures, net	(95)	(188)
Preferred dividends	(9)	(9)

Free cash flow – before growth investments	1,198-1,248	1,098-1,198
Growth investments	(321)	(96)
NINA capital calls	(178)	(178)

Free cash flow	699-749	824-924

Note:	The original free cash flow guidance provided on August 2, 2010 of $816 to $916 million was adjusted to reflect actual NRG capital calls from NINA.
Outlook for 2011
NRG’s initial 2011 adjusted EBITDA guidance is a range of $1,900 to $2,100 million with Reliant Energy contributing $480 to $570 million, Wholesale $1,350 to $1,450 million and Green Mountain $70 to $80 million.

Table 5: 2011 Reconciliation of Adjusted EBITDA Guidance

($ in millions)	November 4, 2010

Adjusted EBITDA guidance	1,900-2,100
Interest payments	(692)
Income tax	(50)
Collateral/working capital/other changes	154

Cash flow from operations	1,300-1,500
Maintenance capital expenditures	(246)
Environmental capital expenditures, net	(111)
Preferred dividends	(9)

Free cash flow – before growth investments	950-1,150
Growth investments	(343)
NINA capital calls	(50)

Free cash flow	550-750

Note:	Subtotals and totals are rounded
Earnings Conference Call
On November 4, 2010, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. To access the live webcast of the conference call and accompanying presentation materials, log on to NRG’s website at http://www.nrgenergy.com and click on “Investors.” The webcast will also be archived on the site.
About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide more than 24,000 MW of generation capacity – enough to supply more than 20 million homes. NRG’s retail business, Reliant Energy, serves more than 1.5 million residential, business, and commercial and industrial customers in Texas. A past recipient of the energy industry’s highest honors – Platts Industry Leadership and Energy Company of the Year awards – NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, free cash flow guidance, expected earnings, future growth, financial performance, environmental capital expenditures, and nuclear and renewable energy development projects, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, successful partnering relationships, the inability to receive Federal loan guarantees competition in wholesale and retail power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, the inability to maintain retail customers, and the inability to achieve the expected benefits and timing of development projects.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance and free cash flows are estimates as of today’s date, November 4, 2010 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #
Contacts:

Media:	Investors:

Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Stefan Kimball
609.524.4525	609.524.4527

Dave Knox	Erin Gilli
713.795.6106	609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions, except for per share amounts)	2010	2009	2010	2009

Operating Revenues
Total operating revenues	$2,685	$2,916	$7,033	$6,811

Operating Costs and Expenses
Cost of operations	1,835	1,893	4,803	3,901
Depreciation and amortization	210	212	620	594
Selling, general and administrative	172	182	441	396
Acquisition-related transaction and integration costs	—	6	—	41
Development costs	14	12	36	34

Total operating costs and expenses	2,231	2,305	5,900	4,966
Gain on sale of assets	—	—	23	—

Operating Income	454	611	1,156	1,845

Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	16	6	41	33
Gain on sale of equity method investment	—	—	—	128
Other income/(expense), net	11	5	34	(9)
Interest expense	(169)	(178)	(469)	(475)

Total other expense	(142)	(167)	(394)	(323)

Income Before Income Taxes	312	444	762	1,522
Income tax expense	89	166	271	614

Net Income	223	278	491	908
Less: Net loss attributable to noncontrolling interest	—	—	(1)	(1)

Net income attributable to NRG Energy, Inc.	223	278	492	909

Dividends for preferred shares	2	6	7	27

Income available for NRG Energy, Inc. common stockholders	$221	$272	$485	$882

Earnings per share attributable to NRG Energy, Inc. common stockholders
Weighted average number of common shares outstanding — basic	252	249	254	247
Net income per weighted average common share — basic	$0.88	$1.09	$1.91	$3.58
Weighted average number of common shares outstanding — diluted	253	272	255	274
Net income per weighted average common share — diluted	$0.87	$1.02	$1.90	$3.29

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2010	December 31, 2009
(In millions, except shares)	(unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$3,447	$2,304
Funds deposited by counterparties	457	177
Restricted cash	19	2
Accounts receivable — trade, less allowance for doubtful accounts of $35 and $29, respectively	904	876
Inventory	463	541
Derivative instruments valuation	2,479	1,636
Cash collateral paid in support of energy risk management activities	477	361
Prepayments and other current assets	250	311

Total current assets	8,496	6,208

Property, plant and equipment, net of accumulated depreciation of $3,606 and $3,052, respectively	11,844	11,564

Other Assets
Equity investments in affiliates	510	409
Note receivable — affiliate and capital leases, less current portion	402	504
Goodwill	1,713	1,718
Intangible assets, net of accumulated amortization of $948 and $648, respectively	1,541	1,777
Nuclear decommissioning trust fund	389	367
Derivative instruments valuation	1,001	683
Restricted cash supporting funded letter of credit facility	1,301	—
Other non-current assets	222	148

Total other assets	7,079	5,606

Total Assets	$27,419	$23,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$157	$571
Accounts payable	765	697
Derivative instruments valuation	2,072	1,473
Deferred income taxes	381	197
Cash collateral received in support of energy risk management activities	457	177
Accrued expenses and other current liabilities	650	647

Total current liabilities	4,482	3,762

Other Liabilities
Long-term debt and capital leases	9,063	7,847
Funded letter of credit	1,300	—
Nuclear decommissioning reserve	313	300
Nuclear decommissioning trust liability	256	255
Deferred income taxes	1,747	1,783
Derivative instruments valuation	500	387
Out-of-market contracts	235	294
Other non-current liabilities	1,054	806

Total non-current liabilities	14,468	11,672

Total Liabilities	18,950	15,434

3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	248	247
Commitments and Contingencies
Stockholders’ Equity
Preferred stock (at liquidation value, net of issuance costs)	—	149
Common stock	3	3
Additional paid-in capital	5,316	4,948
Retained earnings	3,817	3,332
Less treasury stock, at cost — 53,767,753 and 41,866,451 shares, respectively	(1,503)	(1,163)
Accumulated other comprehensive income	571	416
Noncontrolling interest	17	12

Total Stockholders’ Equity	8,221	7,697

Total Liabilities and Stockholders’ Equity	$27,419	$23,378

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In millions)
Nine months ended September 30,	2010	2009

Cash Flows from Operating Activities
Net income	$491	$908
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	(19)	(33)
Depreciation and amortization	620	594
Provision for bad debts	46	37
Amortization of nuclear fuel	30	28
Amortization of financing costs and debt discount/premiums	23	35
Amortization of intangibles and out-of-market contracts	(17)	79
Changes in deferred income taxes and liability for uncertain tax benefits	272	561
Changes in nuclear decommissioning trust liability	26	19
Changes in derivatives	(48)	(234)
Changes in collateral deposits supporting energy risk management activities	(116)	13
(Gain)/loss on sale and disposal of assets, net	(6)	2
Gain on sale of equity method investment	—	(128)
Loss/(gain) on sale of emission allowances	4	(8)
Gain recognized on settlement of pre-existing relationship	—	(31)
Amortization of unearned equity compensation	23	20
Changes in option premiums collected, net of acquisition	60	(278)
Cash used by changes in other working capital, net of acquisition	(248)	(304)

Net Cash Provided by Operating Activities	1,141	1,280

Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(142)	(356)
Capital expenditures	(490)	(560)
Increase in restricted cash, net	(17)	(10)
Decrease/(increase) in notes receivable	28	(18)
Purchases of emission allowances	(56)	(68)
Proceeds from sale of emission allowances	14	20
Investments in nuclear decommissioning trust fund securities	(245)	(237)
Proceeds from sales of nuclear decommissioning trust fund securities	219	218
Proceeds from renewable energy grants	102	—
Proceeds from sale of assets, net	30	6
Proceeds from sale of equity method investment	—	284
Other	(13)	(6)

Net Cash Used by Investing Activities	(570)	(727)

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(7)	(27)
Payment for treasury stock	(180)	(250)
Net receipt from/(payments for) acquired derivatives that include financing elements	58	(140)
Installment proceeds from sale of noncontrolling interest in subsidiary	50	50
Proceeds from issuance of long-term debt	1,252	843
Proceeds from issuance of term loan for funded letter of credit facility	1,300	—
Increase in restricted cash supporting funded letter of credit facility	(1,301)	—
Proceeds from issuance of common stock	2	1
Payment of deferred debt issuance costs	(70)	(29)
Payments for short and long-term debt	(529)	(248)

Net Cash Provided by Financing Activities	575	200

Effect of exchange rate changes on cash and cash equivalents	(3)	3

Net Increase in Cash and Cash Equivalents	1,143	756
Cash and Cash Equivalents at Beginning of Period	2,304	1,494

Cash and Cash Equivalents at End of Period	$3,447	$2,250

Appendix Table A-1: Third Quarter 2010 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

	Reliant			South
(dollars in millions)	Energy	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income/(Loss)	(20)	439	23	8	20	7	3	(257)	223

Plus:
Net (Gain)/Loss Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	—	—

Income Tax	—	—	—	—	—	3	—	86	89

Interest Expense	1	(19)	14	10	1	2	3	149	161

Amortization of Finance Costs	—	—	—	—	—	—	—	7	7

Amortization of Debt (Discount)/Premium	—	—	—	1	—	—	—	—	1

Depreciation Expense	32	124	29	17	2	—	3	3	210

ARO Accretion Expense	—	—	1	—	1	—	—	—	2

Amortization of Power Contracts	31	(2)	—	(6)	—	—	—	—	23

Amortization of Fuel Contracts	(8)	(1)	—	—	—	—	—	—	(9)

Amortization of Emission Allowances	—	13	—	—	—	—	—	—	13

EBITDA	36	554	67	30	24	12	9	(12)	720
Dynegy/Cottonwood Acquisition and Integration Costs	—	—	—	—	—	—	—	3	3

Less: MtM forward position accruals	(147)	127	(17)	(13)	—	—	—	—	(50)

Add: Prior period MtM reversals	26	(27)	23	(4)	—	—	—	—	18

Less: Hedge Ineffectiveness	—	12	2	—	—	—	—	—	14

Adjusted EBITDA	209	388	105	39	24	12	9	(9)	777

Appendix Table A-2: Third Quarter 2009 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

	Reliant			South
(dollars in millions)	Energy	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income/(Loss)	393	196	50	(34)	16	6	2	(351)	278

Plus:
Net (Gain)/Loss Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	—	—

Income Tax	—	—	—	—	—	1	—	165	166

Interest Expense	15	(12)	15	14	(1)	2	1	130	164

Amortization of Finance Costs	—	—	—	—	—	—	—	10	10

Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	—	4	4

Depreciation Expense	42	119	29	16	2	—	2	2	212

ARO Accretion Expense	—	1	—	—	1	—	—	—	2

Amortization of Power Contracts	85	(17)	—	(8)	—	—	—	—	60

Amortization of Fuel Contracts	(12)	1	—	—	—	—	—	—	(11)

Amortization of Emission Allowances	—	10	—	—	—	—	—	—	10

EBITDA	523	298	94	(12)	18	9	5	(40)	895

Exelon Defense Costs	—	—	—	—	—	—	—	21	21
Reliant retail transaction and integration costs	—	—	—	—	—	—	—	6	6

Less: MtM forward position accruals	(21)	(130)	(66)	(16)	(7)	—	1	—	(239)

Add: Prior period MtM reversals	(238)	(7)	7	—	(1)	—	—	—	(239)

Less: Hedge Ineffectiveness	—	17	(1)	—	—	—	—	—	16

Adjusted EBITDA	306	404	168	4	24	9	4	(13)	906

Appendix Table A-3: YTD Third Quarter 2010 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

	Reliant			South
(dollars in millions)	Energy	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income/(Loss)	69	971	73	8	34	36	5	(705)	491

Plus:
Net (Gain)/Loss Attributable to Non-Controlling Interest	—	1	—	—	—	—	—	—	1

Income Tax	—	—	—	—	—	15	—	256	271

Interest Expense	4	(47)	41	30	2	5	5	406	446

Amortization of Finance Costs	—	—	—	—	—	—	—	18	18

Amortization of Debt (Discount)/Premium	—	—	—	4	—	—	—	1	5

Depreciation Expense	91	365	92	49	8	—	8	7	620

ARO Accretion Expense	—	2	(3)	—	2	—	—	—	1

Amortization of Power Contracts	159	(6)	—	(16)	—	—	—	—	137

Amortization of Fuel Contracts	(27)	(4)	—	—	—	—	—	—	(31)

Amortization of Emission Allowances	—	39	—	—	—	—	—	—	39

EBITDA	296	1,321	203	75	46	56	18	(17)	1,998
Dynegy/Cottonwood Acquisition and Integration Costs	—	—	—	—	—	—	—	3	3

Less: MtM forward position accruals	(402)	320	(6)	(24)	1	—	—	—	(111)

Add: Prior period MtM reversals	(104)	3	72	(14)	—	—	2	—	(41)

Less: Hedge Ineffectiveness	—	—	—	—	—	—	—	—	—

Adjusted EBITDA	594	1,004	281	85	45	56	20	(14)	2,071

Appendix Table A-4: YTD Third Quarter 2009 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

	Reliant			South
(dollars in millions)	Energy	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	807	510	303	(42)	32	143	6	(851)	908

Plus:

Net (Gain)/Loss Attributable to Non-Controlling Interest	—	1	—	—	—	—	—	—	1

Income Tax	—	171	—	—	—	6	—	437	614

Interest Expense	29	16	41	38	—	6	4	306	440

Amortization of Finance Costs	—	—	—	—	—	—	—	24	24

Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	—	11	11

Depreciation Expense	85	353	88	50	6	—	7	5	594

ARO Accretion Expense	—	3	1	—	2	—	—	—	6

Amortization of Power Contracts	160	(49)	—	(19)	—	—	—	—	92

Amortization of Fuel Contracts	(25)	4	—	—	—	—	—	—	(21)

Amortization of Emission Allowances	—	29	—	—	—	—	—	—	29

EBITDA	1,056	1,038	433	27	40	155	17	(68)	2,698

Exelon Defense Costs	—	—	—	—	—	—	—	31	31

Reliant Energy Transaction and Integration Expenses	—	—	—	—	—	—	—	41	41
Currency Loss on MIBRAG Sale Proceeds	—	—	—	—	—	20	—	—	20
Settlement of Pre-Existing Contract with Reliant Energy	—	—	—	—	—	—	—	(31)	(31)

Gain on Sale of Equity Method Investments	—	—	—	—	—	(128)	—	—	(128)

Less: MtM forward position accruals	72	(43)	70	(30)	(1)	—	2	—	70

Add: Prior period MtM reversals	(448)	5	27	—	(1)	—	2	—	(415)

Less: Hedge Ineffectiveness	—	18	(1)	—	—	—	—	—	17

Adjusted EBITDA	536	1,068	391	57	40	47	17	(27)	2,129

EBITDA and adjusted EBITDA are non GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for gains or losses on the sales of equity method investments; currency loss; Exelon defense costs, and Reliant retail acquisition and integration costs; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Free cash flow is cash flow from operations less capital expenditures, preferred stock dividends, repowering capital expenditures net of project funding, and NINA Capital Calls and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. Free cash flow before growth investments is used to show NRG’s ability to fund certain growth initiatives in addition to debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow as a measure of cash available for discretionary expenditures.